Earnings Release

RELIANCE BANCSHARES, INC. ANNOUNCES FIRST QUARTER, 2009 RESULTS

ST. LOUIS, April 17, 2009 – Reliance Bancshares, Inc., the parent company of Reliance Bank and Reliance Bank, FSB, announces its first quarter, 2009 results.  Net income for the first quarter of 2009 was $90,874 compared to $310,098 in the first quarter of 2008.  The variance is due primarily to the challenging economic environment and in particular, commercial real estate.  As a result of economic conditions, the Company increased its provision for possible loan losses to $12.266 million during the twelve month period ending March 31, 2009.  The loan loss reserve stood at $14.2 million representing a $3.7 million increase over the first quarter of 2008.  This reserve represents 36.2% of our non-performing loans and 1.15% of outstanding loans.  The provision for possible loan losses in the first quarter of 2009 was $2,250,000 compared to $1,132,000 in the first quarter of 2008.  This greater provision was the cause for the reduction in earnings.

Since early 2008, management has achieved reductions in operating costs, while managing the costs associated with problem loans.  Further reductions in operating costs were identified in the latter part of the first quarter, 2009, with these additional cost efficiencies to be realized beginning in the second quarter.  Net interest income for the quarter ended March 31, 2009, increased $1.1 million, or 14.5%, compared to net interest income for the same quarter end in 2008.  This growth in net interest income resulted from a year over year growth of 24.3% in loans outstanding, loan re-pricing opportunities and increased securities income.

Jerry S. Von Rohr, Chairman and Chief Executive Officer of Reliance Bancshares, Inc. said, “In this challenging and unpredictable economy, we continue to focus on risk management and have further strengthened our evaluation and resolution process.  While we have always considered our credit strategies to be conservative in nature, the continuing effects of the volatile economy have directed our efforts to even more prudent asset management.”

On February 13, 2009, the Company received $40 million under the U.S. Treasury Department’s Capital Purchase Program.  While we were “well capitalized” from a regulatory standpoint before receipt of these funds, we are now in a very strong capital position which allows us to take advantage of opportunities in the various markets in which we operate.

Total assets as of March 31, 2009 were $1.6 billion.  This represents a 30% increase compared to March 31, 2008 and a 2% increase over the prior year end.  For the twelve month period ending March 31, 2009, loans increased 24.3%, or $241.3 million, but decreased slightly by 1.6%, or $19.7 million, in the quarter ending March 31, 2009.   With the continued slowing of the economy, management remains focused on the overall loan quality and its efforts to improve profitability.

During the first quarter of 2009, our net charge-offs were $2.4 million.  Non-performing loans totaled 3.17% of outstanding loans as March 31, 2009, compared to the prior year of 2.13%.  The increase in the provision for loan losses was due to additional reserves needed to shore-up credits that have been identified by management to have deteriorated.  We continue to be burdened by an unfavorable Florida real estate market.

Originated In
	Florida	All other	Total
Net Charge-offs (quarter ended 3/31/2009)			$2.4 million
Net Charge-offs (quarter ended 3/31/2008)			$.3 million
Non-performing Loans (3/31/2009)	$31.4 million	$7.8 million	$39.2 million
Non-performing Loans (12/31/2008)	$32.1 million	$4.8 million	$36.9 million
Non-performing Loans (3/31/2008)	$17.7 million	$3.4 million	$21.1 million
Non-performing Assets* (3/31/2009)	$39.3 million	$15.4 million	$54.7 million
Non-performing Assets* (12/31/2008)	$39.6 million	$12.6 million	$52.2 million
Non-performing Assets* (3/31/2008)	$18.4 million	$9.5 million	$27.9 million
Outstanding Loans Originated In
Respective Markets	$120.0 million	$1,115 million	$1,235 million
     *Included in Non-performing Assets are Non-performing Loans and Other
       Real Estate Owned

Total revenue, defined as total interest income and non-interest income, was $20.5 million for the quarter ending March 31, 2009.  This represents a 9.3% increase compared to the same quarter end, 2008.  For the same period, net interest income increased 14.5% or $1.1 million to $9 million.  In the first quarter, 2009, net interest income compared to the prior quarter declined by 9% to $9 million, the result of reduced loans outstanding, increased non-performing loans and lower interest and fees earned on new loans and investments.

For the first quarter of 2009, total deposits grew 3.2% or $39.3 million.  For the twelve month period ending March 31, 2009, total deposits increased by $367.1 million, or 40.8%, to $1.3 billion.  This increase consisted of $1 million in non-interest bearing deposits and $366.1 million in interest bearing deposits.  Throughout 2008, the company attracted new deposits and customers through numerous marketing campaigns, followed by a general branding campaign in February, 2009. No additional locations were added to the company’s 24 branch franchise during the first quarter of 2009.

About Reliance Bancshares, Inc.

Reliance Bancshares, Inc., headquartered in St. Louis, MO, is a publicly held Missouri bank holding company that provides a full range of banking services to individual and corporate customers.  The company’s common stock is quoted on the Pink Sheets (www.pinksheets.com) under the symbol “RLBS”.   It currently operates 20 branches in the St. Louis metropolitan area under the name of Reliance Bank and two Loan Production Offices – one in Tempe, Arizona and another in Houston, Texas.  It also owns and operates Reliance Bank, FSB, which is located in Fort Myers, Florida, with four branches in the Southwest Florida area.  The company’s total assets as of March 31, 2009 exceeded $1.6 Billion.  Reliance Bank’s website can be found at www.reliancebankstl.com

Forward looking statements

This news release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this news release, the words “anticipates,” “expects,” intends” and similar expressions as they relate to Reliance Bancshares, its operations or its management are intended to identify such forward-looking statements.  These forward-looking statements are subject to numerous risks and uncertainties.  There are important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond our control.  These factors, risks and uncertainties are discussed in our most recent Annual Report on Form 10-K filed with the SEC, as updated from time to time in our other SEC filings.

Contact:
Reliance Bancshares, Inc.
Investor Relations
Sue Freed, Sr. Vice President
314-569-7208
sfreed@reliancebankstl.com

RELIANCE BANCSHARES, INC.
CONSOLIDATED SUMMARY
(Unaudited)

(In thousands)

	For the Quarter	For the Year	For the Quarter
	Ended	Ended	Ended
BALANCE SHEETS	Mar 31, 2009	Dec 31, 2008	Mar 31, 2008
ASSETS
Cash and due from banks	$9,901	$14,367	$12,309
Short-term investments	4,172	43,379	460
Debt and equity investments	297,647	202,724	178,988
Loans	1,234,748	1,254,497	993,430
Less reserve for loan losses	(14,196)	(14,306)	(10,481)

Net loans	1,220,552	1,240,191	982,949

Premises and equipment, net	43,688	44,143	42,047
Goodwill and identifiable intangible assets	1,298	1,302	1,315
Other real estate owned	15,490	15,289	6,777
Other assets	14,411	12,594	9,452

Total assets	$1,607,159	$1,573,989	$1,234,297

LIABILITIES & EQUITY
Noninterest bearing deposits	52,601	59,375	51,571
Interest bearing deposits	1,214,793	1,168,672	848,691

Total deposits	1,267,394	1,228,047	900,262
Short-term borrowings	17,158	63,919	66,437
Long-term FHLB borrowings	136,000	136,000	119,000
Other liabilities	6,362	6,414	7,215

Total liabilities	1,426,914	1,434,380	1,092,914
Stockholders’ equity	180,245	139,609	141,383

Total liabilities & equity	$1,607,159	$1,573,989	$1,234,297

	For the Quarter	For the Quarter
	Ended	Ended
INCOME STATEMENTS	Mar 31,2009	Mar 31, 2008

Total interest income	$20,011	$18,085
Total interest expense	10,975	10,196

Net interest income	9,036	7,889
Provision for loan losses	2,250	1,132

Net after provision	6,786	6,757
NONINTEREST INCOME
Service charges on deposits	208	176
Gain (loss) sale of securities	-	194
Other income	300	312

Total noninterest income	508	682
NONINTEREST EXPENSE
Salaries and benefits	3,880	4,208
Occupancy and equipment	1,126	1,067
FDIC assessment	504	188
Data processing	475	442
Other real estate expense	310	28
Advertising	147	211
Other	799	936

Total noninterest expense	7,241	7,080

Income before taxes	53	359
Income taxes	(38)	49

Net income	$91	$310

Earnings Per Share	< $0.01	$0.02

ASSET QUALITY
Net charge-offs	$2,360	$336
Other Real Estate	$15,490	$6,777
Nonperforming loans	$39,169	$21,110

Nonperforming loans to total loans	3.17%	2.13%
Reserve for loan losses to total loans	1.15%	1.06%